FOURTH AMENDMENT TO CONTRACT OF SALE


      This Fourth Amendment to Contract of Sale is entered into effective as of November , 1996 (this "Amendment"), by and between Serramonte Plaza, a California Limited partnership ("Seller"), and Daly City Partner, LLC, a California limited liability company ("Purchaser").

      WHEREAS, Seller and Purchase entered into that certain Contract of Sale dated effective as of August 29, 1996, pursuant to which Seller has agreed to sell, and Purchaser has agreed to purchase from Seller, Seller's rights, titles and interests in and to the Property more particularly described in the Contract, which Contract of Sale was amended by that certain First Amendment to Contract of Sale dated effective as of September 27, 1996, that certain Second Amendment to Contract of Sale dated effective as of October 7, 1996, and that certain Third Amendment to Contract of Sale dated effective as of October 14, 1996 (as so amended, the "Contract"); and

      WHEREAS, Seller and Purchaser desire to modify the Contract to extend certain dates and time periods and make certain other modifications, pursuant to the terms and provisions of this Amendment.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser do hereby agree as follows:

      1. Unless otherwise defined in this Amendment or the context otherwise requires, each term used in this Amendment with its initial letter capitalized which has been defined in the Contract shall have the same meaning herein as given to such term in the Contract.

      2. Section 2.4 of the Contract is hereby amended to read in its entirety as follows:

      2.4 Asbestos Remediation. Purchaser shall within the Inspection Period, at the sole cost and expense of the Seller, obtain an asbestos survey of the Land and the Improvements in form and substance reasonably acceptable to Purchaser and Seller sufficient to enable the parties to determine the asbestos remediation required or appropriate (the "Asbestos Survey"). Seller agrees that the costs of such remediation shall include (i) the costs of obtaining the Asbestos Survey (for which Seller shall reimburse Purchaser), (ii) the cost of the Theater Remediation (as defined below), and (iii) the amount of the cost estimate for remediating the asbestos and the asbestos containing materials in the Mason McDuffie building located on Parcel 3 (items (i), (ii) and (iii) being referred to collectively as the "Remediation Items"), Seller and Purchaser have agreed that bids from AFM Environmental, Inc. dated June 24, 1996 and ATC Environmental, Inc. dated October 14, 1996 are reasonably acceptable to Seller and Purchaser for the completion of the Remediation Items (the "Remedition Estimate"). To the extent that the accepted Remediation Estimate exceeds $150,000 (the "Asbestos Cap"), Purchaser and Seller agree to pay equally any such excess amount over the Asbestos Cap. If this Contract remains in effect during the period prior to the Closing Date (the "Remediation Period") Seller shall remediate, to levels established in the Remediation Estimate and reasonably acceptable to Purchaser, the asbestos and the asbestos containing materials only on the land and in the improvements that comprise the theater complex located on Parcel 2 (the "Theater Remediation").
     During the Remediation Period, Seller shall be entitled to utilize the Earnest Money Deposit (as defined in Section 3.1 hereof) for the Theater Remediation. Purchaser shall be under no obligation to replenish the Earnest Money Deposit for any amounts actually use by Seller for the Theater Remediation. Seller shall use its best efforts to minimize the costs of the Theater Remediation and shall do so, in part, by completing partial interior demolition of the theater complex in connection with the Theater Remediation. If Seller's costs actually incurred in performing the Theater Remediation are less than the Asbestos Cap, an amount equal to the unspent portion of the Asbestos Cap shall be paid to Purchaser at Closing to reimburse Purchaser for expenses incurred or to be incurred in performing asbestos remediation work on the Mason McDuffie and Bank of the West buildings.

     3. Section 3.1 of the Contract is hereby amended to delete the third sentence thereof.

     4. Section 5.1 of the Contract is hereby amended to delete the first full sentence thereof commencing with he words "Purchaser shall have..."; and ending with the words "...its sole discretion.", and the following is inserted in lieu thereof:

      5.1 Inspection Period. Purchaser shall have a period of time commencing on the Effective date and expiring at 5:00 PM, Daly City, California time on January 31, 1997 (the "Inspection Period") within which to examine the Property and to conduct its feasibility study thereof.

     5.     Seller acknowledges that it has received the approvals described in
     Section 7.2 (e) of the Contract, subject to satisfaction by Purchaser of its obligations under the Contract.

     6. Section 8.1 of the Contract is amended to read in its entirety as follows:

      8.1 Time and Place. The consummation of the purchase and sale of the property (the "Closing") shall take place at the office of the Title Company on or before March 18, 1997 (the "Closing Date"); provided, however that in no event shall Purchaser or Seller be obligated to proceed with the Closing unless all conditions precedent thereto in favor of the respective party have been satisfied or waived by such party.

     7. Except as expressly amended by this Amendment, no term or provision of the Contract is or shall be amended, modified or supplemented.

     8. This Amendment may be executed in any number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement, but in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first set forth above.

      SELLER:                      SERRAMONTE PLAZA,
                                   a California limited partnership


                                        By:Investors First-Staged Equity,
                                           L.P., a Delaware limited partnership,
                                           its general partner

                                          By:       VMS Realty Investment II,
                                                    an Illinois general
                                                    partnership,
                                                    its general partner


                                                    By:/s/ Richard A Berman
                                                    Its:Authorized Signatory

                                                    Date:November 22, 1996


      PURCHASER:                          DALY CITY PARTNERS, LLC,
                                          a California limited liability company

                                          By:____________________________
                                          Dennis J. Wong
                                          Its: Manager


                                          Dated: _______________, 1996